EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The E.W. Scripps Company of our report dated June 28, 2019 relating to the financial statements of KASW, which appears in The E.W. Scripps Company's Current Report on Form 8-K dated September 25, 2019.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
November 12, 2019